SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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1290 FUNDS

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EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

1290 FUNDS®

INFORMATION STATEMENT DATED SEPTEMBER 12, 2022

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the 1290 Loomis Sayles Multi-Asset Income Fund (“Fund”), a series of 1290 Funds (“Trust”). Prior to the appointment of the new investment sub-adviser, the Fund was known as 1290 DoubleLine Dynamic Allocation Fund. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You can find the Fund’s Prospectus, Statement of Additional Information, reports to shareholders and other information about the Fund online at www.1290Funds.com/literature.php. You can also get this information at no cost by calling 1-888-310-0416 or by sending an e-mail request to 1290Funds@dfinsolutions.com.

Equitable Investment Management Group, LLC (“EIM” or “Adviser”) serves as the Investment Adviser of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. Equitable Investment Management, LLC (“Administrator”) serves as the Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. ALPS Distributors, Inc. (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Broadway #1100, Denver, Colorado 80203. EIM has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit EIM to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to enter into investment sub-advisory agreements between EIM and the Sub-Advisers solely with the approval of the Trust’s Board of Trustees (“Board”), subject to certain conditions, and without obtaining shareholder approval, provided a Sub-Adviser is not an affiliate of EIM. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below) with respect to the Fund.

At a regular meeting of the Board held on April 20-21, 20221, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between EIM and DoubleLine Capital LP and DoubleLine Equity LP (collectively, “DoubleLine”), dated July 16, 2020, and most recently approved by the Board at a regular meeting held on July 20-22, 2021, with respect to the Fund (“Old Agreement”), and (2) approve a new Investment

1 The meeting was held via videoconference in reliance on an exemptive order issued by the SEC. Reliance on the exemptive order was necessary and appropriate due to circumstances related to the effects of COVID-19. All Trustees participating in the videoconference meeting were able to hear each other simultaneously during the meeting. Reliance on the exemptive order requires the Trustees, including a majority of the Independent Trustees, to ratify actions taken pursuant to the exemptive order by vote cast at the next in-person meeting. Such ratification occurred in June 2022.

Sub-Advisory Agreement between EIM and Loomis, Sayles & Company, L.P. (“Loomis Sayles” or “New Sub-Adviser”) with respect to the Fund (“New Agreement”), in connection with which Loomis Sayles would replace DoubleLine as the Sub-Adviser to the Fund. Loomis Sayles is not an affiliate of EIM.

Based on the Adviser’s familiarity with, and confidence in, Loomis Sayles, as well as a review of other factors (which are described below), the Adviser recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement with respect to the Fund.

In connection with the approval of Loomis Sayles as the Sub-Adviser to the Fund, the Board also approved the Adviser’s proposed restructuring of the Fund, involving (i) changing the Fund’s investment objective so that the Fund would seek to provide income and total return through principally investing in income generating securities and investments, (ii) changing the Fund’s principal investment strategy and related principal risks, (iii) amending the Investment Advisory Agreement between the Adviser and the Trust with respect to the Fund to reflect a revised advisory fee schedule that would lower the effective advisory fee payable by the Fund at all asset levels, (iv) amending the Expense Limitation Agreement among the Adviser, the Administrator and the Trust with respect to the Fund to lower the maximum annual operating expense limits (or “expense caps”) for each class of shares of the Fund from the current caps, and (v) changing the Fund’s name to “1290 Loomis Sayles Multi-Asset Income Fund”. These changes, together with the appointment of Loomis Sayles as the new Sub-Adviser to the Fund, collectively are referred to as the “Fund Restructuring.”

Factors Considered by the Board

The Board noted that Loomis Sayles currently serves as a sub-adviser with respect to one or more series, or allocated portions of series, of EQ Advisors Trust and EQ Premier VIP Trust – two affiliated investment companies of the Trust for which the Adviser serves as investment adviser and for which all of the Board members currently serve on the Board of Trustees. In connection with its approval of the New Agreement, the Board considered its conclusions in connection with its prior approval of the investment sub-advisory agreements between the Adviser and Loomis Sayles with respect to these affiliated investment companies, including its satisfaction with the nature and quality of services being provided to the affiliated investment companies by Loomis Sayles.

The Board considered that, in connection with the Fund Restructuring, the Fund would continue to employ a dynamic asset allocation strategy under which it shifts its allocations between equity and fixed income asset classes, and that the strategy would focus on income-generating securities and investments. The Board noted that the proposed Fund Restructuring was based on the Adviser’s belief that the Fund has failed to attract sufficient interest from investors, has not achieved sufficient scale to operate with a sustainable asset base and has limited prospects for future growth and would have better prospects for future growth as a restructured fund pursuing a lower-cost income-based strategy.

In reaching its decision to approve the New Agreement with respect to the Fund, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Fund and its shareholders. The Board further considered all factors it deemed relevant with respect to the Fund and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Fund by Loomis Sayles; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Fund; and (5) “fall-out” benefits that may accrue to Loomis Sayles and its affiliates (i.e., indirect benefits that Loomis Sayles or its affiliates would not receive but for the relationship with the Fund). In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Loomis Sayles, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by Loomis Sayles, as well as Loomis Sayles’ investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board considered that the Adviser had conducted extensive due diligence on Loomis Sayles from an investment management, operational and compliance perspective. The Board also noted the Adviser’s familiarity with Loomis Sayles’ operational and compliance structure as Loomis Sayles currently serves as a sub-adviser with respect to one or more series, or allocated portions of series, of two investment company affiliates of the Trust, as noted above. The Board also took into account information provided to the Trustees at prior Board meetings. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and review the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from legal counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

In approving the New Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the New Agreement was in the best interests of the Fund and its shareholders. Although the Board gave attention to all information provided, the following discusses some of the primary factors the Board deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Fund and its shareholders by Loomis Sayles. In addition to the investment performance and expense information discussed below, the Board considered Loomis Sayles’ responsibilities with respect to the Fund pursuant to the New Agreement. The Board considered that Loomis Sayles, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Fund; placing with brokers or dealers orders for the purchase and sale of investments for the Fund; and performing certain related administrative functions. The Board also considered information regarding Loomis Sayles’ process for selecting investments for the Fund, as well as information regarding the qualifications and experience of Loomis Sayles’ portfolio managers who would provide services to the Fund. The Board also considered the Adviser’s familiarity with, and confidence in, Loomis Sayles, and the results of the Adviser’s due diligence. The Board also considered information regarding Loomis Sayles’ procedures for executing portfolio transactions for the Fund and Loomis Sayles’ policies and procedures for selecting brokers and dealers and, for applicable transactions, obtaining research from brokers and dealers. In addition, the Board considered information regarding Loomis Sayles’ trading experience and how Loomis Sayles would seek to achieve “best execution” on behalf of the Fund. The Board also considered information about the impact of the coronavirus pandemic on Loomis Sayles’ operations and its ability to provide services to the Fund.

The Board also considered that the Trust’s compliance team, as well as Equitable Financial Life Insurance Company’s cybersecurity team, had performed due diligence on Loomis Sayles from an operational and compliance perspective, noting the Adviser’s familiarity with Loomis Sayles’ operational and compliance structure as Loomis Sayles currently serves as a sub-adviser with respect to one or more series, or allocated portions of series, of two investment company affiliates of the Trust, as noted above. The Board also considered the Trust’s Chief Compliance Officer’s evaluation of Loomis Sayles’ compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Loomis Sayles and reviewed information regarding Loomis Sayles’ financial condition and history of operations and potential conflicts of interest in managing the Fund.

The Board also received and reviewed information regarding the performance of the Fund relative to the hypothetical performance of the income-based strategy and the restructured Fund, as compared to the Fund’s performance benchmark, for various periods. The Board generally considered long-term performance to be more important than short-term performance. The Board noted that Loomis Sayles does not currently advise or sub-advise other registered mutual funds with investment objectives, policies and strategies similar to those proposed for the restructured Fund. The Board also considered Loomis Sayles’ expertise, resources, proposed investment strategy, and personnel for advising the Fund.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by Loomis Sayles were appropriate for the Fund in light of its proposed investment objective and, thus, supported a decision to approve the New Agreement.

The Board also considered the proposed sub-advisory fee for Loomis Sayles in light of the nature, quality and extent of the overall services to be provided by Loomis Sayles. In this regard, the Board noted that the sub-advisory fee rate to be paid to Loomis Sayles under the New Agreement is lower at all asset levels than the sub-advisory fee rate paid to DoubleLine under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Loomis Sayles and the advisory fee to be retained by the Adviser in light of, among other factors, the nature and extent of responsibilities retained and risks assumed by the Adviser and not delegated to or assumed by Loomis Sayles. In this regard, the Board noted that the appointment of Loomis Sayles is expected to have no material impact on the Adviser’s overall profitability (as discussed below) at the Fund’s current asset levels. The Board considered that the Adviser’s proposed advisory fee reduction and lower expense limitation arrangement would enable the shareholders of the Fund to benefit from the lower sub-advisory fee rate and to be subject to a lower overall net expense ratio.

The Board further noted that the Adviser, and not the Fund, would pay Loomis Sayles and that the proposed sub-advisory fee was negotiated between Loomis Sayles and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Loomis Sayles is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for Loomis Sayles is fair and reasonable.

The Board also considered the estimated impact of the Fund Restructuring on the profitability of the Adviser. In this regard, the Board noted that the proposed sub-advisory fee together with the Adviser’s proposed changes to the Fund’s fee and expense structure are expected to have no material impact on the Adviser’s overall profitability at the Fund’s current asset levels and a modest positive impact on the Adviser’s overall profitability at the Fund’s assets at scale, assuming future growth. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to Loomis Sayles is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Loomis Sayles based on the particular circumstances for each of them. The Board noted again that Loomis Sayles’ fee would be paid by the Adviser and not the Fund and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as the restructured Fund grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for Loomis Sayles includes a breakpoint that would reduce the sub-advisory fee rate as Fund assets under Loomis Sayles’ management increase above a certain level. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to shareholders. The Board considered these factors, and the relationship they bear to the revised fee and expense structure proposed to be charged to the restructured Fund by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Fund. The Board also considered that the Adviser continues to share economies of scale with the Fund and its shareholders through the revised fee and expense structure described above.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Loomis Sayles, including the following. The Board considered that Loomis Sayles, through its position as a sub-adviser to the Fund, may engage in “soft dollar” transactions. The Board also considered that Loomis Sayles may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and Loomis Sayles may derive benefits from its association with the Adviser. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Loomis Sayles are fair and reasonable.

Loomis Sayles became the Sub-Adviser to the Fund effective on or about August 19, 2022.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between EIM and Loomis Sayles are materially similar to the terms of the Old Agreement between EIM and DoubleLine, except as to the effective date, compensation, and the named Sub-Adviser. Pursuant to the New Agreement, Loomis Sayles is appointed by EIM to act as investment sub-adviser for the Fund and to manage the investment and reinvestment of the Fund, subject to the direction, control and oversight of EIM and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Fund and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to

EIM and Loomis Sayles, or by EIM or Loomis Sayles on sixty days’ written notice to the other party and the Trust. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between EIM and the Trust is terminated for any reason. EIM (and not the Fund) is responsible for the payment of the sub-advisory fee to Loomis Sayles. The sub-advisory fee rate payable to Loomis Sayles under the New Agreement is lower at all asset levels than the sub-advisory fee rate paid to DoubleLine under the Old Agreement. In connection with the appointment of Loomis Sayles and the Fund Restructuring, EIM has contractually reduced the advisory fee payable to it by the Fund.

The New Agreement generally provides that Loomis Sayles will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Fund, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by Loomis Sayles, except that nothing in the New Agreement limits the liability of Loomis Sayles for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Loomis Sayles in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in any information furnished to the Adviser or the Trust for use in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, the Trust or the Adviser, or the omission to state therein a material fact known to Loomis Sayles which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Loomis Sayles to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to Loomis Sayles under the New Agreement, stated below, is lower at all asset levels than the sub-advisory fee rate paid to DoubleLine under the Old Agreement. Accordingly, the effective sub-advisory fee rate that EIM pays to Loomis Sayles under the New Agreement is lower than the effective sub-advisory fee rate that EIM paid to DoubleLine under the Old Agreement. For the fiscal year ended October 31, 2021, EIM paid DoubleLine a sub-advisory fee rate of 0.40% of the Fund’s average daily net assets and a sub-advisory fee of $283,508 with respect to the Fund under the Old Agreement. If, during the Fund’s fiscal year ended October 31, 2021, the assets that were allocated to DoubleLine had been allocated entirely to Loomis Sayles, EIM would have paid Loomis Sayles a sub-advisory fee rate of 0.25% of the Fund’s average daily net assets and a sub-advisory fee of $177,193 with respect to the Fund, which would have represented a 38% decrease in the amount of the sub-advisory fee paid.

Information Regarding Loomis, Sayles & Company, L.P.

The following provides additional information about the New Sub-Adviser.

Loomis Sayles, located at One Financial Center, Boston, Massachusetts 02111, is a Delaware limited partnership. Loomis Sayles’ sole general partner, Loomis, Sayles & Company, Inc., located at One Financial Center, Boston, Massachusetts 02111, is 99% owned by Natixis Investment Managers, LLC (“Natixis LLC”). Loomis Sayles’ general partner, Loomis, Sayles & Company, Inc., owns 1% of Loomis Sayles. Natixis LLC is a subsidiary of Natixis Investment Managers, an international asset management group based in Paris, France, which indirectly owns 100% of Natixis LLC. Natixis Investment Managers is 100% owned by Natixis, a French investment banking and financial services firm. Natixis is wholly-owned by Groupe BPCE, France’s second largest banking group. Groupe BPCE is owned by banks comprising two autonomous and complementary retail banking networks consisting of the Caisse d’Epargne regional savings banks (50%) and the Banque Populaire regional cooperative banks (50%). The registered address of Natixis is 30, avenue Pierre Mendès France, 75013 Paris, France. The registered address of BPCE is 50, avenue Pierre Mendès France, 75013 Paris, France. As of June 30, 2022, Loomis Sayles’ total assets under management were approximately $290.9 billion.

Effective on or about August 19, 2022, Elaine Kan, CFA®, Kevin P. Kearns, and Vivek Garg, CFA®, are jointly and primarily responsible for the securities selection, research and trading for the Fund.

Elaine Kan, CFA®, is a Vice President, Portfolio Manager and Rate & Currency Strategist for the Fixed Income Group at Loomis Sayles. In addition to co-managing the Loomis Sayles Inflation Protected Securities Fund, Elaine is responsible for implementing interest rates and currency derivatives strategies for the Alpha Strategies Group, as well as providing support to other products across the Fixed Income group. She joined Loomis Sayles in 2011 from Convexity Capital Management Co., where she was a portfolio analyst. Previously, Elaine was a fixed income analyst at Harvard Management Company. She began her investment industry career in 1997, working in the financial engineering group at Bank of Boston. Elaine earned a BS in engineering, a BS in finance and a master’s degree in electrical engineering from the Massachusetts Institute of Technology.

Kevin P. Kearns is a Vice President and Portfolio Manager at Loomis Sayles. As the leader of the Alpha Strategies Group, he co-manages the Loomis Sayles Multi-Asset Credit and Income strategies and Custom strategies, as well as the Loomis Sayles Inflation Protected Securities Fund. Kevin has 36 years of investment industry experience and joined Loomis Sayles in 2007. Previously, he was director of derivatives, quantitative analysis and risk management at Boldwater Capital Management where he was responsible for development and implementation of a credit-focused relative value hedge fund. Kevin managed derivative based strategies focused on capital structure arbitrage, event driven and relative value strategies. He also spent 14 years with Fleet Boston as managing director and group head of credit derivatives. Kevin earned an undergraduate degree in physics from Bridgewater State University and an MBA from Bryant University, and holds a certificate in Machine Learning from Cornell University.

Vivek Garg, CFA®, is a Vice President and Portfolio Manager at Loomis Sayles. He is responsible for managing various equity strategies for the Alpha Strategies Group. In addition, he is the lead convertible bonds and equity option strategist for the platform. Vivek has over 15 years of investment industry experience. He joined Loomis Sayles in 2013 from New York Life Investment Management, where he was a Vice President responsible for quantitative research and portfolio management for global equity portfolios. Vivek began his career at Intel Corporation, where he was a Senior Software Engineer and Project Leader. He earned an undergraduate degree in Computer Engineering from Pune University and an MBA from Duke University, The Fuqua School of Business.

Set forth below are the names, titles and principal occupations of the principal executive officers and directors of Loomis Sayles. Unless otherwise indicated, the address of each individual is One Financial Center, Boston, Massachusetts 02111.

Name	Title/Responsibilities and Principal Occupation

Kevin P. Charleston	Director, Chairman, Chief Executive Officer and President

Matthew J. Eagan	Director, Executive Vice President and Portfolio Manager

Daniel J. Fuss	Director, Vice Chairman and Executive Vice President

John R. Gidman	Director, Executive Vice President and Chief Operating Officer

David L. Giunta*	Director. President and Chief Executive Officer of the US at Natixis Investment Managers

Aziz V. Hamzaogullari	Director, Executive Vice President and Chief Investment Officer of the Growth Equity Strategies

Kinji Kato**	Director. Honorary Chairman of Natixis Investment Managers Japan

Maurice Leger	Director, Executive Vice President and Director of Global Institutional Services

Jean S. Loewenberg	Director, Executive Vice President, General Counsel and Secretary

Richard G. Raczkowski	Director, Executive Vice President and Portfolio Manager

John F. Russell	Director, Executive Vice President and Head of Human Resources

Timothy F. Ryan*	Director. Chief Executive Officer of Natixis Investment Managers and Head of Asset & Wealth Management

Susan L. Sieker	Director, Executive Vice President and Chief Financial Officer

Elaine M. Stokes	Director, Executive Vice President and Portfolio Manager

David L. Waldman	Director, Executive Vice President and Chief Investment Officer

Gregory B. Woodgate	Vice President and Treasurer

Estelle H. Burton	Vice President and Controller

Donald P. Ryan	Vice President, Chief Compliance Officer and Counsel

*The business address of each of these individuals is Natixis Investment Managers, 888 Boylston Street, Suite 800, Boston, Massachusetts 02199.

**The business address of this individual is Natixis Investment Managers Japan, Ark Hills South Tower 8F, 4-5, Roppongi 1-chome, Minato-ku, Tokyo 106-0032, Japan.

For its services to the Fund, Loomis Sayles receives a sub-advisory fee based on the Fund’s assets as follows: 0.250% of the Fund’s average daily net assets up to and including $250 million; and 0.200% of the Fund’s average daily net assets in excess of $250 million.

The New Sub-Adviser does not advise any comparable funds subject to the 1940 Act, so information with respect to advisory fees paid to the New Sub-Adviser by such funds is not provided.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each series of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended October 31, 2021, the Fund did not pay any brokerage commissions to brokerage affiliates of the Fund.

Control Persons and Principal Holders

EIM, a wholly owned subsidiary of Equitable Financial Life Insurance Company (“Equitable Financial”), may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2022. Equitable Financial is a wholly owned subsidiary of Equitable Holdings, Inc., which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each fund. Each fund (e.g., the Fund) resembles a separate fund issuing separate classes of stock. As of June 30, 2022, the Trustees and officers of the Trust, as a group, owned beneficially less than one percent of the outstanding shares of the Fund.

To the Trust’s knowledge, as of June 30, 2022, the following persons owned beneficially more than five percent of the outstanding shares of any class of the Fund:

Share Class	Shareholder	Number of Shares Beneficially Owned	Percentage of Class Owned

Class A	RELIANCE TRUST COMPANY FBO AXA PLAN CONNECT AR 360 PO BOX 48529 ATLANTA, GA 30362-1529	58,866.769	12.96%

Class A	LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN MUTUAL FUND TRADING 4707 EXECUTIVE DR SAN DIEGO, CA 92121-3091	295,886.498	65.15%

Class I	EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC 1290 AVENUE OF THE AMERICAS FL 16 NEW YORK, NY 10104-3499	4,980,000.00	91.55%

Class I	LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN MUTUAL FUND TRADING 4707 EXECUTIVE DR SAN DIEGO, CA 92121-3091	428,080.586	7.87%

Share Class	Shareholder	Number of Shares Beneficially Owned	Percentage of Class Owned

Class R	EQUITABLE FINANCIAL LIFE INSURANCE COMPANY FBO SEPARATE ACCT NO 65 ON BEHALF OF VARIOUS 401K PLANS 525 WASHINGTON BLVD FL 27 JERSEY CITY, NJ 07310-1606	6,714.649	40.17%

Class R	EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC 1290 AVENUE OF THE AMERICAS FL 16 NEW YORK, NY 10104-3499	10,000.00	59.83%

Outstanding Shares

The outstanding shares of each class of the Fund as of June 30, 2022, are set forth below:

	Class A	Class I	Class R
Outstanding Shares	454,178.80	5,439,396.65	16,714.65

The Trust will furnish, without charge, a copy of its annual report and most recent semi-annual report succeeding the annual report to a shareholder upon request. Shareholders may request copies of the Trust’s annual and/or semi-annual reports by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104 or by calling 1-888-310-0416.